UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report
(Date of earliest event reported):
November 21, 2009

THERMO FISHER SCIENTIFIC INC.
(Exact name of Registrant as specified in its Charter)

Delaware	1-8002	04-2209186
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

81 Wyman Street Waltham, Massachusetts		02451
(Address of principal executive offices)		(Zip Code)
(781) 622-1000
(Registrant’s telephone
number including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On November 21, 2009, the Compensation Committee (the “Committee”) of the Board of the Directors of Thermo Fisher Scientific Inc. (the “Company”) approved a new base salary and target bonus for Marc N. Casper, in connection with his appointment as president and chief executive officer of the Company. The Committee also approved new equity agreements for Mr. Casper, and certain modifications to his existing severance, change in control and noncompetition agreements with the Company. Below is a summary of the material terms of the actions by the Committee. The agreements are filed as Exhibits 10.1 through 10.7 to this Current Report on Form 8-K.
Salary and Bonus
     Under the new arrangement, Mr. Casper will receive an annual base salary of $930,000 and a target annual incentive bonus of 115% of base salary, retroactive to September 15, 2009 (the day the Company announced his promotion to president and chief executive officer). The actual amount paid as a bonus in any given year is a multiple of zero to two times the target amount.
Stock Option Agreements
     Pursuant to a Stock Option Agreement between Mr. Casper and the Company dated November 21, 2009, Mr. Casper was granted options to purchase 600,000 shares of the Company’s common stock. The options (a) vest in equal annual installments over the five-year period commencing on the second anniversary of the date of grant (i.e., the first 1/5 of the stock option grant would vest on the second anniversary of the date of grant) so long as Mr. Casper is employed by the Company on each such date (subject to certain exceptions), (b) have an exercise price equal to $46.56, and (c) have a term of 10 years from the grant date.
     Pursuant to another Stock Option Agreement between Mr. Casper and the Company dated November 21, 2009, Mr. Casper was granted options to purchase 100,000 shares of the Company’s common stock. The options vest in one installment on the day the performance goal related to the Company’s stock price for any 20 consecutive trading days ending during the period October 15, 2009 through November 21, 2019 has been achieved, and the performance goal related to the Company’s total shareholder return between October 15, 2009 and the date the performance goal related to the Company’s stock price, or later (but no later than November 21, 2019), is achieved, relative to the performance of the S&P 500 Industrials Index for the same period, so long as Mr. Casper is employed by the Company on each such date (subject to certain exceptions). The options have an exercise price equal to $46.56, and a term of 10 years from the grant date.
Restricted Stock Unit Agreements
     Pursuant to the Time-Based Restricted Stock Unit Agreement between Mr. Casper and the Company dated November 21, 2009, Mr. Casper was granted 200,000 time-based restricted stock units of the Company. The time-based restricted stock units vest in equal annual installments over the four-year period commencing on February 15, 2012 (i.e., the first 1/4 of the restricted stock unit grant would vest on February 15, 2012 and each additional 1/4 would vest on each subsequent anniversary of February 15, 2012) so long as Mr. Casper is employed by the Company on each such date (subject to certain exceptions).

     Pursuant to the Performance-Based Restricted Stock Unit Agreement between Mr. Casper and the Company dated November 21, 2009, Mr. Casper was granted up to 400,000 performance-based restricted stock units of the Company. The number of performance-based restricted stock units to be earned (from 0 to 400,00) is based on the Company’s total shareholder return for each of the applicable measurement periods, relative to the performance of the S&P 500 Industrials Index for the same period, assuming continued employment, subject to certain exceptions. From 0 to 100,000 performance-based restricted stock units will vest after each of the following four measurement periods: (1) October 15, 2009 through February 15, 2012, (2) October 15, 2009 through February 15, 2013, (3) October 15, 2009 through February 15, 2014, and (4) October 15, 2009 through February 15, 2015, assuming continued employment, subject to certain exceptions.
     Shares issuable upon vesting of restricted stock units, pursuant to each of the restricted stock unit agreements described above, would be delivered to Mr. Casper on the first anniversary of the applicable vesting date, subject to certain exceptions. Mr. Casper is required to hold 50% of the shares delivered (net of shares withheld for taxes) for a period of two years after delivery, subject to certain exceptions.
Other Agreements
     The Company and Mr. Casper also agreed to make certain modifications to Mr. Casper’s existing severance, change in control and noncompetition agreements, including the deletion of Mr. Casper’s tax-gross up in the change in control agreement and an increase in the noncompetition period from 12 months to 24 months post termination of employment in the noncompetition agreement.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

10.1	Stock Option Agreement, between Marc Casper and the Company, dated November 21, 2009

10.2	Stock Option Agreement, between Marc Casper and the Company, dated November 21, 2009

10.3	Time-Based Restricted Stock Unit Agreement between Marc Casper and the Company, dated November 21, 2009

10.4	Performance-Based Restricted Stock Unit Agreement between Marc Casper and the Company, dated November 21, 2009

10.5	2009 Restatement of Executive Severance Agreement, between Marc Casper and the Company, dated November 21, 2009

10.6	Executive Change In Control Retention Agreement, between Marc Casper and the Company, dated November 21, 2009

10.7	Noncompetition Agreement, between Marc Casper and the Company, dated November 21, 2009

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, on this 24th day of November, 2009.

THERMO FISHER SCIENTIFIC INC.
By:	/s/ Seth H. Hoogasian
Seth H. Hoogasian
Senior Vice President, General Counsel and Secretary